Exhibit 99.1

February 23, 2023

John Marshall Bancorp, Inc. Announces the Passing of Director Ronald J. Gordon

Reston, VA – John Marshall Bancorp, Inc. (the “Company”) (Nasdaq: JMSB) and its wholly-owned subsidiary, John Marshall Bank (the “Bank”), announced that founding director Ronald J. Gordon, a director of the Bank since 2006 passed away on February 21, 2023. Mr. Gordon served as a member of the Company’s Audit Committee.

An accomplished businessman, Mr. Gordon was previously the Chairman and Chief Executive Officer of ZGS Communications (“ZGS”), a Hispanic-owned Spanish-language media company with interests in television, radio, and the internet. Founded in 1983 by Mr. Gordon, ZGS owned and operated Spanish-language television stations, representing the largest group of independent stations affiliated with the Telemundo television network until the sale of ZGS’s broadcast assets to Comcast/NBC Universal in 2017. He also served on the Board of Trustees of WETA, the flagship PBS television station in the nation’s capital.

Mr. Gordon’s success allowed him to live out a lifelong dream of owning and managing a football club. In 2019, he became the majority owner and executive chairman of Hibernian F.C., a professional soccer team in the Scottish Premiership, the top tier of the Scottish Professional Football League.

His business acumen and strategic vision contributed significantly to the Company’s success. During his tenure as director, the Company grew from a business plan to a bank with $2.35 billion in assets that recently celebrated its 4th consecutive year of record earnings and listing on the Nasdaq.

“Ron was an outstanding businessperson who brought an inclusive style to the boardroom.  He respected the views of others while building consensus to arrive at smart and appropriate decisions,” said Christopher Bergstrom, President and Chief Executive Officer of John Marshall Bancorp, Inc. “His good-natured sense of humor, along with his caring and thoughtful personality positively impacted the culture of the company. We are forever grateful to Ron for his commitment and 17 years of service. Our thoughts and prayers are with Ron’s family as we mourn the loss of our friend and a great man.”

For additional information, contact:

Christopher W. Bergstrom (703) 584-0840

Kent D. Carstater (703) 289-5922

About John Marshall Bancorp, Inc.

John Marshall Bancorp, Inc. is the bank holding company for John Marshall Bank. The Bank is a $2.35 billion bank headquartered in Reston, Virginia with eight full-service branches located in Alexandria, Arlington, Loudoun, Prince William, Reston, and Tysons, Virginia, as well as Rockville, Maryland, and Washington, D.C. with one loan production office in Arlington, Virginia. The Bank is dedicated to providing exceptional value, personalized service and convenience to local businesses and professionals in the Washington D.C. Metro area. The Bank offers a comprehensive line of sophisticated banking products and services that rival those of the largest banks along with experienced staff to help achieve customers’ financial goals. Dedicated Relationship Managers serve as direct points-of-contact, providing subject matter expertise in a variety of niche industries including Charter and Private Schools, Government Contractors, Health Services, Nonprofits and Associations, Professional Services, Property Management Companies, and Title Companies. Learn more at www.johnmarshallbank.com.

In addition to historical information, this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “will,” “should,” “may,” “view,” “opportunity,” “potential,” or similar expressions or expressions of confidence. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiary include, but are not limited to the following: changes in interest rates, general economic conditions, public health crises (such as the governmental, social and economic effects of COVID-19), levels of unemployment in the Bank’s lending area, real estate market values in the Bank’s lending area, future natural disasters, the level of prepayments on loans and mortgage-backed securities, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, accounting principles and guidelines, and other conditions which by their nature are not susceptible to accurate forecast, and are subject to significant uncertainty. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

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